Exhibit 10.1

CANADIAN CANNABIS CORP

100 RUTHERFORD ROAD SOUTH

BRAMPTON, ON L6W 2J2

Novo Healthnet Limited

309 Pennsylvania Ave., 2nd Floor

Concord, ON L4K 5R9

Attention: Kim Wei, CEO

Re Letter of Intent for the Acquisition by Canadian Cannabis Corp. of 61% of the issued and outstanding equity stock of Novo Healthnet Limited in exchange for Common Stock of Canadian Cannabis Corp.

Dear Kim:

This binding letter of intent (“LOI” or “Letter”), is to generally record terms and conditions of the proposed agreement whereby Canadian Cannabis Corp., a Delaware corporation (“CCC”) will acquire sixty-one (61%) of the issued and outstanding shares of Novo Healthnet Limited, a limited company incorporated under the laws of the province of Ontario (“MIL”), from ALMC-ASAP Holdings Inc. (“AAH”), in exchange for shares of the common stock of CCC. This Letter represents our good-faith intention to negotiate and enter into a definitive agreement in a form acceptable to CCC, NHL and AAH (the “Party” or “Parties”).

This Letter is intended to be a binding agreement between us, subject to execution of the Definitive Agreement (as defined below in Section 11) for any reason.

Statements below as to what we, or you, will do, or agree to do, or the like, are so expressed for convenience only, and are understood in all instances to be subject to our mutual continued willingness to complete the Transaction.

The following paragraphs reflect our understanding of the Transaction (as defined below) but do not constitute a complete statement of, or legally binding or enforceable agreement or commitment, with respect to the matters described therein:

1.	Structure: The Parties intend to enter into a share exchange or other similar business combination in which:

i.	Prior to, and as a condition of closing, NHL will take the necessary and appropriate steps to exercise or cancel all restricted stock, convertible securities, options or other instruments or securities from which to acquire stock of NHL.

ii.	CCC will issue 2,000,000 shares of its common stock in exchange for a part of the issued and outstanding shares of NHL held by AAH (the “Transaction”). Upon the completion of the Transaction, the current shareholders of AAH or their designate, will hold, directly or indirectly, 2,00,000 shares of the common stock of CCC.

iii.	Upon completion of the Transaction, CCC will hold sixty-one (61%) of the issued and outstanding shares of NHL and CCC will be the majority shareholder of NHL.

iv.	CCC will be able to appoint 3 directors to the Board and 2 officers of NHL; one in an operations role and the Secretary/Treasurer following the Transaction.

2.	Due Diligence: The Parties will work promptly to carry out all required due diligence in respect of the proposed Transaction including without limitation, the completion of standard business, legal and other inquiries and a review of applicable laws and regulations. The Parties will afford each other, its employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect and investigate the business and financial affairs of the other Party.

3.	Definitive Agreement. We mutually agree to proceed reasonably and in good faith toward negotiation and execution of definitive documentation which shall contain the terms and conditions set out in the LOI and such other terms, conditions, indemnities, representations, warranties, covenants as are customary for transactions of this nature (the “Definitive Agreement”). The Parties shall cooperate in structuring the Transaction in the most effective manner having regard to applicable tax, corporate, and securities laws.

4.	Regulatory Approvals and Contractual Consents: Each of the Parties will use its commercially reasonable best efforts to obtain:

i.	the necessary board approvals and shareholder approvals for the Transaction prior to the execution of the Definitive Agreement; and

ii.	all necessary regulatory approvals (including approvals from any licensing authorities) and third Party consents and the necessary shareholder approvals prior to the closing of the Transaction and to cooperate in providing any submissions necessary to effect the Transaction.

5.	Other Conditions. The Definitive Agreement shall include, but will not be limited to, the following:

i.	the Parties having completed a due diligence investigation the results of which are satisfactory to the Parties in their sole discretion;

ii.	at the time of the Transaction, NHL shall have discharged the entire current balance of debenture debt on the NHL balance sheet to ICC Healthnet Canada Inc., in the approximate amount of $3,000,000.00;

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iii.	at the time of the Transaction, NHL will have no liabilities, contingent or otherwise, unless such liabilities have been specifically agreed to by CCC in writing;

iv.	NHL will not be debarred or lose its status with any third-Party or government payor for the provision of medical and rehabilitation services as a result of the Transaction;

v.	NHL will have received all regulatory approvals required to complete the Transaction;

vi.	the Parties agreement to cooperate to prepare for filing the necessary current reports with the Securities and Exchange Commission with respect to the Transaction, including a Form 8-K, within the regulatory required time limits following the closing of the Transaction

vii.	the representations and warranties of contained herein shall be true and correct in all material respects as of the closing of the Transaction; and

viii.	no material adverse change shall have occurred in the business, assets, liabilities, results, financial condition, affairs or prospects of NHL from the date hereof to the closing of the Transaction.

6.	Resignation or Removal of Officers and Directors: At the closing of the Transaction, CCC will have the opportunity to appoint their own officers and directors in NHL, according to the shareholder agreement allocation of seats permitted to AAH.

7.	Confidentiality: Each Party agrees that, subject to compliance with applicable laws, it will keep confidential, and not release to any other person, this proposal, the contents of this Letter of Intent and any of the proprietary business, technical or other information obtained by it during its due diligence inquiries and any related negotiations. Each Party’s obligations in this respect shall survive the closing of the Transaction or any termination of the proposed Transaction between the Parties or the termination of this LOI.

8.	Disclosure: No public announcement concerning the Transaction contemplated herein or the status of the discussions between the Parties hereto shall be made by either Party unless and until the same has been approved by both Parties hereto, unless such disclosure is required by any government laws, rules or regulations, by any government regulatory authorities or any stock exchange having jurisdiction over either Party provided prior written notice is provided to the other Party respecting such disclosure or public announcement and such Party has been provided reasonable opportunity to review and comment on the proposed disclosure.

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9.	Costs: The Parties will each be solely responsible for and bear their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Transaction. Each Party’s obligations in this respect shall survive the closing of the Transaction or any termination of the proposed Transaction between the Parties. It is expressly understood that CCCs’ counsel will be responsible for preparing the documents required to complete the Transaction including the filing statement required to be filed with the Exchange in connection with the Transaction. Further that CCC will bear the costs for completion of the BDO audit.

10.	Exclusivity: The Parties hereby agree that until the Termination Date (as defined below) and the date the Parties enter into the Definitive Agreement, that neither Party, their respective directors, officers, agents and representatives will not, directly or indirectly:

i	solicit, initiate or encourage the initiation of any expression of interest, inquiries or proposals regarding, constituting or that may reasonably be expected to lead to any merger, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidations, dissolution, share exchange, sale of material assets involving the Parties or a proposal or offer to do so (the “Acquisition Proposal”) (including without limitation, any grant of an option or other right to take any such action);

ii.	participate in any discussions or negotiations regarding an Acquisition Proposal;

iii.	accept or enter into, or propose publicly to accept or enter into, any agreement, letter of intent, memorandum of understanding or any arrangement in respect of an Acquisition Proposal; and

iv.	otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any person to do any of the foregoing.

11.	Binding Effect: The consummation of the Transaction is subject to the completion of the Definitive Agreement. The Definitive Agreement is subject to the board approval of each of the Parties.

12.	Termination: If the Definitive Agreement is not negotiated and executed by both Parties on or before February 12, 2015, or such other date as agreed to by the Parties, (the “Termination Date”) the terms of this LOT will be of no further force or effect except for Section 7 (Confidentiality), Section 9 (Costs) and Section 13 (Governing Laws). Section 7 (Confidentiality) and Section 13 (Governing Laws) will remain in effect for a period of one (1) year following the Termination Date if this LOI is terminated.

13.	Governing Laws: This Letter of Intent will be governed by and be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Parties agree that any dispute arising out of or relating to this LOI shall be subject to the exclusive jurisdiction of the courts in and for the Province of Ontario and each Party agrees to submit to the personal and exclusive jurisdiction and venue of such courts. Governing law and jurisdiction regarding the Definitive Agreement shall be negotiated between and agreed to by the Parties and set out in the Definitive Agreement.

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If the terms outlined above are acceptable to you please sign and date this Letter in the space provided below and return a signed copy to the undersigned.

Very truly yours,

CANADIAN CANNABIS CORP.

By	/s/ Benjamin Ward
Benjamin Ward, President & CEO

ACKNOWLEDGED AND AGREED to in Concord on the 5th day of January 2015.

NOVO HEALTHNET LIMITED

By	/s/ Kim Wei
Kim Wei, CEO

ALMC-ASAP HOLDINGS INC.

By	/s/ Robert Mattacchione
Robert Mattacchione, President